                                   EXHIBIT 11


                 COMMUNITY PSYCHIATRIC CENTERS AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE



                                   Three Months Ended
                                       February 28
                                    1995        1994
                                   ------------------
                              (000s, except per share data)


Weighted average
  common shares*                    43,597     43,125
                                    ======     ======
Net Earnings                       $ 5,930    $   625
                                   =======    =======


Earnings per share                 $   .14    $   .01
                                   =======    =======


* Dilutive common stock equivalents are less than 3% of weighted average common shares outstanding.


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